Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2012 RESULTS

2012 Net Revenues and Free Cash Flow Exceed Guidance
2012 Adjusted non-GAAP Operating Margin at the High End of Guidance
Company Provides 2013 Guidance, In-Line with Previous Outlook
Results Reflect Decision to Sell U.S. and Canadian CheckView® Business

Thorofare, New Jersey, March 5, 2013 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and full-year ended December 30, 2012. These results report the U.S. and Canadian CheckView® business as discontinued operations, reflecting the Company's decision to sell the business.

Fourth Quarter GAAP Results - Continuing Operations:

Net revenues from continuing operations in the fourth quarter of 2012 decreased 11.1%, 9.5% on a constant currency basis, to $200.2 million from $225.1 million in the fourth quarter of 2011. Gross profit margins were 39.3% compared with 41.1% in the 2011 fourth quarter. SG&A expenses of $61.4 million decreased by $9.7 million, or 13.6% compared with the same period last year, driven by $7.1 million of incremental savings from the global restructuring programs, as well as continued tight expense control.

The operating loss of $19.7 million decreased $28.0 million from the same period last year, even though the 2012 loss included a non-cash $38.3 million goodwill impairment in Retail Merchandising Solutions as well as restructuring, litigation settlement and acquisition expenses. These were partially offset by an insurance settlement received against fraudulent activities in Checkpoint's Canadian operations discovered in 2011, a gain on the sale of our non-strategic Suzhou, China subsidiary, and tax valuation allowance adjustments.

Net loss from continuing operations was $0.76 per diluted share compared with a loss of $0.35 per diluted share in the same period last year. In addition to the items noted above, the loss from continuing operations was impacted in both 2012 and 2011 by a valuation allowance on U.S. deferred tax assets recorded in 2011 that creates higher than normal volatility in income tax expense, depending on the mix of pre-tax income and losses in the countries in which Checkpoint operates.

Fourth Quarter Adjusted non-GAAP Operating Income and Earnings per Share - Continuing Operations:

Adjusted non-GAAP operating income from continuing operations was $14.0 million in the fourth quarter of 2012, compared with $18.2 million in the same period last year. Adjusted non-GAAP net income from continuing operations was $0.09 per share compared with a net loss from continuing operations of $0.12 per share in the fourth quarter of 2011. These results exclude the impact of goodwill impairment in Retail Merchandising Solutions, as well as restructuring, litigation settlement and acquisition expenses. Also excluded are the impacts of an insurance settlement received against fraudulent activities in our Canadian operations discovered in 2011, a gain on the sale of our non-strategic Suzhou, China subsidiary, and tax valuation allowance adjustments.

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, “All three lines of business delivered better than expected revenues in the fourth quarter 2012. The previously announced realignment of the Global Sales organization increased our focus and execution and clearly contributed to a solid finish for the year, providing momentum entering 2013. Higher than expected revenue coupled with solid gross profit margins and reduced operating expenses drove operating income margins to the high end of our expectations and previous guidance. In addition, our commitment to better manage working capital resulted in free cash flow of $39 million that significantly exceeded expectations for the fourth quarter and full year.”

Mr. Babich continued, “Undoubtedly, the restructuring and cost savings programs initiated under our profit improvement plan, Project LEAN, were instrumental in improving fourth quarter results. Progress was made in each line of business as we stabilized the new organizational structure, continued to cut costs, improve execution and increase productivity. Previously announced new sales compensation plans that were put in place to drive sales of our electronic article surveillance consumable and Alpha® products have begun to take effect. Our plans to capture global opportunities in the radio frequency identification (RFID) market continue to make progress as our Merchandise Visibilty™ Solutions business adds more tests throughout the world. And importantly, significant progress was made in Apparel Labeling Solutions, which underwent massive changes in 2012 to support our redefined strategy.”

Global Restructuring

The Company continues to expect that restructuring and cost savings initiatives that are part of the Expanded Global Restructuring Plan, which includes Global Restructuring Plan, including Project LEAN,and the SG&A Restructuring Plan will generate annual savings of approximately $102 million by the end of 2013. Incremental 2012 cost savings realized through the fourth quarter were $28.6 million, with $19.9 million of savings attributable to SG&A cost reduction actions. This is in addition to $17 million of total savings realized in 2011, of which $15 million was attributable to SG&A.

GAAP restructuring expenses in the fourth quarter were $1.3 million, of which $0.4 million is attributable to non-cash asset impairments. To date, the Expanded Global Restructuring Plan, has recorded $66.0 million in expenses, including $44.8 million in severance and other employee-related charges, $6.8 million in other non-employee related restructuring costs as well as $14.3 million in non-cash asset impairments associated with facilities rationalization and closures. To-date, cumulative headcount reductions from the Expanded Global Restructuring Plan total 1,850 of the approximately 2,400 employees expected to be affected by the plan.

Working Capital, Free Cash Flow and Debt Covenants

Operating income coupled with the impact of working capital initiatives introduced in the second quarter of 2012 generated $39.0 million in free cash flow in the fourth quarter and $49.8 million for the full year. Fourth quarter cash flow was enhanced by the receipt of a $4.7 million insurance settlement against fraudulent activity in Checkpoint's Canadian operations discovered in December 2011. This, plus $3.4 million in proceeds from the sale of non-strategic operations including our Suzhou, China subsidiary and the Banking Security Systems Integration business unit more than offset the $7.2 million in fourth quarter cash expenditures for restructuring, resulting in a cash balance of $118.8 million at year end.

Ray Andrews, Senior Vice President and Chief Financial Officer noted, “Fourth quarter operating results and tight cash and working capital management enabled us to complete the quarter well within the Company's amended debt covenant ratios while not increasing debt. Our focus on improving inventory, accounts receivable and accounts payable resulted in a net improvement in cash flow of $34.6 million since June 2012. This is excellent progress toward our goal of a $50 million to $60 million improvement by June 2013.”

Remediation of Material Weakness

Mr. Andrews noted, “As of December 25, 2011, Company management concluded that we did not maintain effective controls to prevent or detect management override of controls at foreign subsidiaries that were not integrated into our shared service environments in the United States and Europe. The Company's actions during 2012 to implement a program to enhance the annual risk assessment process and treasury controls as well as increase the frequency and scope of detailed reviews of financial transactions and reconciliations at all of our subsidiaries remediated and cured the material weakness.”

CheckView®

Mr. Babich commented, “Following an extensive review of Checkpoint's portfolio in 2012, the company's Board of Directors determined that the U.S. and Canadian CheckView® business will better serve its customers as an independent, entrepreneurial and more focused organization. An investment banker has been engaged to assist in the sale of the CheckView® business and discussions are taking place with a potential buyer interested in leveraging the expertise, customer relationships, retail monitoring center and other assets residing in CheckView® in a strong and nimble standalone platform. Checkpoint will continue to pursue its redefined strategy to provide solutions that improve merchandise availability in retail stores. I am confident that this divestiture will enable focused attention and investment in both the CheckView® business and Checkpoint's core businesses, which in turn will yield the best results for our customers. Checkpoint is dedicated to support CheckView® throughout the sale process and the CheckView® team is 100% committed to ensure an orderly transition with full continuity of service to our customers.”

Mr. Babich concluded, “With the turnaround well underway, we ended 2012 stronger than we began. Today, our organization is correctly aligned to support each of our ongoing lines of business. Managers are being equipped with the tools they need to gain greater visibility into their businesses to drive improved performance. Throughout the organization, we will continue to make productivity improvements to make us more efficient and nimble. And, most importantly, we remain committed to invest prudently in the businesses and technologies that help lead to profitable growth.”

“Looking ahead, retailers all over the world have the same fundamental need to have available sufficient quantity and selection of merchandise to enable consumers to buy what they want when they want to shop. Checkpoint's strength lies in developing solutions for enterprise-wide application, to help retailers track and protect their merchandise and ultimately sell more. Our Merchandise Visibility™ business, which includes RFID solutions for inventory management, performed well in 2012 and is gaining momentum as we enter 2013. We believe our solution set is second to none and we look forward to expanding this business with new and existing customers in 2013. While we have much left to do, I am excited about our prospects going forward.”

Information about Checkpoint Systems' use of non-GAAP financial information is provided under "Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G” below.

Selected Discussion and Analysis of Fourth Quarter 2012 Results

•
Net revenues from continuing operations decreased 11.1% to $200.2 million, principally due to 9.5% organic decline in all segments. Foreign currency effects resulted in a 1.6% decrease in net revenues, driven principally by the strengthened dollar versus the euro.

•
Gross profit margin was 39.3% compared with 41.1% for the fourth quarter of 2011. The decrease was principally due to lower gross margins in Shrink Management Solutions, notably in the EAS consumables and Merchandise Visibility (RFID) businesses where high margin transactions in 2011 were not repeated in 2012.

•
Selling, general and administrative (SG&A) expenses were $61.4 million compared with $71.1 million in the fourth quarter of 2011. The fourth quarter of 2012 included savings totaling $7.1 million from the Expanded Global Restructuring Plan, including Project LEAN.

•
Operating loss from continuing operations was $19.7 million compared with income of $8.3 million in the fourth quarter of 2011. Adjusted non-GAAP operating income from continuing operations excluding goodwill impairment expenses, restructuring expenses and other items was $14.0 million, or 7.0% of net revenues, compared with adjusted non-GAAP operating income of $18.2 million, or 8.1% of net revenues in the fourth quarter of 2011. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $1.3 million ($0.4 million non-cash) resulting from the implementation of the Expanded Global Restructuring Plan. Restructuring expense for this plan totals $66.0 million ($14.3 million non-cash) since inception.

•
Income tax expense was $8.3 million compared with $20.8 million in the fourth quarter of 2011. Income taxes and effective income tax rates in both years were impacted by the valuation allowance on U.S. deferred tax assets initially recorded in the third quarter of 2011.

•	Cash flow provided by operating activities was $41.0 million compared with $5.5 million in the fourth quarter of 2011.

•
At December 30, 2012, cash and cash equivalents were $118.8 million compared with $93.5 million at December 25, 2011, and total debt was $113.3 million compared with $150.5 million at December 25, 2011. Capital expenditures were $2.0 million in the fourth quarter of 2012.

2012 Fiscal Year Guidance

The table below details the previously provided fiscal year 2012 guidance adjusted for the CheckView® discontinued operations.

(amounts in millions, except percents)	2012 Original Guidance		Discontinued Operations CheckView®	2012 Adjusted Guidance
	High	Low		High	Low
Net revenues	$760.0	$750.0	$76.5	$683.5	$673.5

Gross margin	37.2%	36.8%	15.1%	39.7%	39.3%

Operating expenses	$275.0	$271.0	$12.7	$262.3	$258.3

Non-GAAP operating income	0.6%	1.0%	(1.4)%	0.8%	1.3%

Non-GAAP income taxes	$7.5	$5.5	$0.2	$7.3	$5.3

Non-GAAP diluted loss per share attributable to Checkpoint Systems, Inc.	$(0.19)	$(0.27)	$(0.03)	$(0.16)	$(0.24)

Outlook for 2013

Based on an assessment of current market conditions, and assuming continuation of current foreign exchange rates, Checkpoint is providing guidance for 2013. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation, certain tax reserves and gains or losses generated by non-routine operating matters which the Company may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on US deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared to the projections that are the basis of our outlook.

•
Net revenues are expected to be in the range of $665.0 million to $685.0 million. This represents 0.9% year over year growth when comparing the $675.0 million midpoint of 2013 guidance to 2012 results, after adjusting the 2012 base for $22.0 million in revenue reductions resulting from eliminating non-strategic products and sales units in our Apparel Labeling Solutions, Retail Merchandising Solutions and Library businesses. The expected 2013 revenue growth is 2.8% when compared to the midpoint of 2012 guidance, after the adjustments noted above. The tables below show how the growth rates were calculated. Our previously communicated 2013 outlook was an increase of 2% to 3%.

•
Gross profit margins are expected to be in the range of 41.8% to 42.8%. As outlined in the table below, this is a 290 basis point improvement in gross profit margins when comparing the 42.3% midpoint of 2013 guidance to 2012 results, after adjusting the 2012 base for $7.6 million in gross profit reductions resulting from eliminating non-strategic products and sales units in our Apparel Labeling Solutions, Retail Merchandising Solutions and Library businesses. Our previously communicated 2013 outlook was an improvement of 300 basis points.

•
Operating expenses are expected to be in the range of $233.0 million to $243.0 million. As outlined in the table below, when compared to the $238.0 million midpoint of 2013 guidance this represents a 10.3% reduction in operating expenses after increasing the 2012 adjusted non-GAAP base by $3.1 million to restore R&D expenditures to $19.5 million, consistent with our normal historical level of R&D spending. Our previously communicated 2013 outlook was an operating expense reduction of approximately 10%.

•	Non-GAAP operating income margin is expected to be in the range of 6.8% to 7.3%.

•	Full year non-GAAP effective income tax rate is expected to be approximately 27% to 29%.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.75.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $50.0 million to $60.0 million.

The Company expects that increased revenue will primarily be driven by growth in the RFID business. Anticipated improvements in gross margins and operating expenses are driven by all profit improvement initiatives.

The table below provides a bridge between 2012 full year net revenues, gross profit, gross margin, adjusted non-GAAP operating expense and adjusted non-GAAP operating income to 2013 guidance, after the adjustments to the 2012 base described in the Outlook for 2013.

(amounts in millions, except percents)	2012 Full Year Results (b)	Adjustments to 2012	2012 After Adjustments	2013 Guidance Midpoint	Variance 2013 Guidance vs. 2012 After Adjustments	% Change noted under “Outlook for 2013”
Net revenues (c)	$690.8	$(22.0)	$668.8	$675.0	$6.2	0.9%

Gross profit (d)	$270.8	$(7.6)	$263.2	$285.5	$22.3
Gross margin	39.2%		39.4%	42.3%		290 basis points

Adjusted non-GAAP operating expense (a)	$262.1	$3.1	$265.2	$238.0	$(27.2)	(10.3)%

Adjusted non-GAAP operating income	$8.7	$(10.7)	$(2.0)	$47.6	$49.6

The table below provides a bridge between the midpoint of 2012 guidance and the midpoint of 2013 guidance, after the adjustments to the 2012 base described in the Outlook for 2013 for full year net revenues, gross profit, gross margin and adjusted non-GAAP operating expense.

(amounts in millions, except percents)	2012 Guidance Midpoint (b)	Adjustments to 2012	2012 Guidance After Adjustments	2013 Guidance Midpoint	Variance 2013 Guidance vs. 2012 After Adjustments	%Change noted under “Outlook for 2013”
Net revenues (c)	$678.5	$(22.0)	$656.5	$675.0	$18.5	2.8%

Gross profit (d)	$267.8	$(7.6)	$260.2	$285.5	$25.3
Gross margin	39.5%		39.6%	42.3%		270 basis points

Adjusted non-GAAP operating expense (e)	$260.3	$3.1	$263.4	$238.0	$(25.4)	(9.6)%

(a) Adjusted non-GAAP operating expense for the full year 2012 is derived by the difference between gross profit and adjusted non-GAAP operating income.

(b) Excludes CheckView® Discontinued Operations.

(c) After adjusting the 2012 base for $22.0 million in revenue reductions resulting from eliminating non-strategic products and sales units in our Apparel Labeling Solutions, Retail Merchandising Solutions and Library businesses.

(d) After adjusting the 2012 base for $7.6 million in gross profit reductions resulting from eliminating non-strategic products and sales units in our Apparel Labeling Solutions, Retail Merchandising Solutions and Library businesses.

(e) After increasing the adjusted non-GAAP 2012 base by $3.1 million to restore R&D expenditures to $19.5 million, consistent with our normal historical level for R&D spend.

Checkpoint Systems will host a conference call today, March 5, 2013, at 8:30 a.m. Eastern Time, to discuss its fourth quarter and full-year 2012 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Financial Summary (a)
(Unaudited)
(amounts in millions, except per share data)

	Quarter Ended		Twelve Months Ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Net revenues	$200.2	$225.1	$690.8	$763.7

	From Continuing Operations		From Discontinued Operations		Total Company
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Quarter Ended
As Reported (GAAP)
Net loss (b)	$(31.3)	$(14.3)	$(4.1)	$(4.8)	$(35.4)	$(19.1)
Diluted loss per share (b)	$(0.76)	$(0.35)	$(0.10)	$(0.12)	$(0.86)	$(0.47)
Non-GAAP (c)
Net earnings (loss) (b)	$3.9	$(4.8)	$(4.1)	$(4.8)	$(0.2)	$(9.6)
Diluted earnings (loss) per share (b)	$0.09	$(0.12)	$(0.10)	$(0.12)	$(0.01)	$(0.24)
Twelve Months Ended
As Reported (GAAP)
Net loss (b)	$(137.9)	$(65.4)	$(8.0)	$(1.2)	$(145.9)	$(66.6)
Diluted loss per share (b)	$(3.36)	$(1.61)	$(0.20)	$(0.03)	$(3.56)	$(1.64)
Non-GAAP (c)
Net earnings (loss) (b)	$(10.6)	$12.7	$(8.0)	$(1.2)	$(18.6)	$11.5
Diluted earnings (loss) per share (b)	$(0.26)	$0.31	$(0.19)	$(0.03)	$(0.45)	$0.28

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	Attributable to Checkpoint Systems, Inc.

(c)	Excludes goodwill impairment expenses, restructuring expenses, and other items identified in the accompanying addendum.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon more than 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer's shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal and tax compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting-; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	December 30, 2012	December 25, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$118,829	$93,481
Restricted cash	—	291
Accounts receivable, net of allowance of $13,242 and $12,627	177,173	208,889
Inventories	82,154	130,987
Other current assets	36,147	44,548
Deferred income taxes	8,930	7,720
Assets of discontinued operations held for sale	29,864	6,320
Total Current Assets	453,097	492,236
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,748	1,920
PROPERTY, PLANT, AND EQUIPMENT, net	107,184	132,161
GOODWILL	182,741	286,103
OTHER INTANGIBLES, net	74,950	84,557
DEFERRED INCOME TAXES	26,843	27,241
OTHER ASSETS	13,246	20,263
TOTAL ASSETS	$859,809	$1,044,481
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$4,367	$21,778
Accounts payable	68,929	68,886
Accrued compensation and related taxes	28,258	27,620
Other accrued expenses	54,425	58,242
Income taxes	2,560	4,080
Unearned revenues	17,035	22,142
Restructuring reserve	9,579	17,612
Accrued pensions — current	4,687	4,453
Other current liabilities	25,855	32,867
Liabilities of discontinued operations held for sale	9,688	1,440
Total Current Liabilities	225,383	259,120
LONG-TERM DEBT, LESS CURRENT MATURITIES	108,921	128,684
ACCRUED PENSIONS	95,839	78,815
OTHER LONG-TERM LIABILITIES	36,540	29,894
DEFERRED INCOME TAXES	15,580	18,628
COMMITMENTS AND CONTINGENCIES	—	—
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 44,763,404 and 44,241,105 shares	4,476	4,424
Additional capital	424,715	418,211
Retained earnings	18,392	164,268
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	795	12,741
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	376,858	528,124
NON-CONTROLLING INTERESTS	688	1,216
TOTAL EQUITY	377,546	529,340
TOTAL LIABILITIES AND EQUITY	$859,809	$1,044,481

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Net revenues	$200,178	$225,054	$690,789	$763,749
Cost of revenues	121,541	132,457	419,947	451,459
Gross profit	78,637	92,597	270,842	312,290
Selling, general, and administrative expenses	61,385	71,068	249,089	279,791
Research and development	3,591	4,078	16,400	19,269
Restructuring expenses	1,326	8,269	28,422	28,640
Asset impairment	—	592	—	592
Goodwill impairment	38,278	—	102,715	—
Litigation settlement	295	943	295	943
Acquisition costs	205	114	332	2,319
Other (income) expense	(4,652)	(766)	(3,907)	(179)
Other operating income	2,043	—	2,043	19,262
Operating (loss) income	(19,748)	8,299	(120,461)	177
Interest income	466	704	1,757	3,381
Interest expense	2,105	2,142	10,647	7,923
Other loss, net	(1,760)	(474)	(1,731)	(1,523)
(Loss) earnings from continuing operations before income taxes	(23,147)	6,387	(131,082)	(5,888)
Income taxes expense	8,288	20,796	7,364	59,573
Net loss from continuing operations	(31,435)	(14,409)	(138,446)	(65,461)
Loss from discontinued operations, net of tax expense (benefit) of $146, ($402), $268 and ($364)	(4,129)	(4,752)	(7,959)	(1,165)
Net loss	(35,564)	(19,161)	(146,405)	(66,626)
Less: loss attributable to non-controlling interests	(174)	(107)	(529)	(57)
Net loss attributable to Checkpoint Systems, Inc.	$(35,390)	$(19,054)	$(145,876)	$(66,569)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.76)	$(0.35)	$(3.36)	$(1.61)
Loss from discontinued operations, net of tax	(0.10)	(0.12)	(0.20)	(0.03)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.86)	$(0.47)	$(3.56)	$(1.64)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.76)	$(0.35)	$(3.36)	$(1.61)
Loss from discontinued operations, net of tax	(0.10)	(0.12)	(0.20)	(0.03)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.86)	$(0.47)	$(3.56)	$(1.64)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP Operating Income :	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Net Revenues	$200,178	$225,054	$690,789	$763,749

GAAP operating (loss) income	(19,748)	8,299	(120,461)	177

Non-GAAP Adjustments:

Management transition expense	—	—	2,942	—
Restructuring expenses	1,326	8,269	28,422	28,640
Asset impairment	—	592	—	592
Goodwill impairment	38,278	—	102,715	—
Litigation settlement	295	943	295	943
Acquisition costs	205	114	332	2,319
Other income (a)	(4,652)	—	(3,907)	—
Other operating income (b)	(1,657)	—	(1,657)	—
Adjusted Non-GAAP operating income	$14,047	$18,217	$8,681	$32,671

GAAP operating margin	(9.9)%	3.7%	(17.4)%	—%
Adjusted Non-GAAP operating margin	7.0%	8.1%	1.3%	4.3%

(a) Represents the income statement impacts of the improper and fraudulent activities of a certain former employee of the Company’s Canada sales subsidiary. The Company received compensation for the financial impact of the fraudulent Canadian activities from our insurance provider in the fourth quarter of 2012.
(b) Represents the gain on the sale of our non-strategic Suzhou, China subsidiary.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Loss from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(31,261)	$(14,302)	$(137,917)	$(65,404)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	2,942	—
Restructuring expenses, net of tax	1,488	7,016	23,884	25,828
Goodwill impairment, net of tax	38,288	—	102,715	—
Asset impairment, net of tax	—	406	—	406
Litigation settlement, net of tax	295	943	295	943
Acquisition costs, net of tax	205	112	332	2,271
Other income, net of tax (a)	(3,419)	—	(2,870)	—
Other operating income, net of tax (b)	(1,437)	—	(1,437)	—
Make-whole premium on debt, net of tax	—	—	1,143	—
Change in indefinite reversal assertion	—	952	—	952
Valuation allowance adjustment	(267)	—	283	47,684
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$3,892	$(4,873)	$(10,630)	$12,680

Reported diluted shares	41,195	40,651	41,000	40,532
Adjusted diluted shares	41,272	40,651	41,000	40,872

Reported net loss from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.76)	$(0.35)	$(3.36)	$(1.61)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.09	$(0.12)	$(0.26)	$0.31

(a) Represents the income statement impacts of the improper and fraudulent activities of a certain former employee of the Company’s Canada sales subsidiary. The Company received compensation for the financial impact of the fraudulent Canadian activities from our insurance provider in the fourth quarter of 2012.
(b) Represents the gain on the sale of our non-strategic Suzhou, China subsidiary.